                                                                    EXHIBIT 13.1


[LOGO]

                                      NEWS
                                     RELEASE


                              SECOND QUARTER REPORT
                                      2000

 TO THE SHAREHOLDERS:

 Thomaston Mills continued to make progress in the second fiscal quarter ended January 1, 2000. Sales from continuing operations were about even with the year before at $37,195,000. The loss before taxes for the quarter was reduced to $2,184,000, compared to a before tax loss of $5,592,000 the year before. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $2,610,000 compared to a negative EBITDA of $1,414,000 the year before. For the six month period ending on January 1, 2000, EBITDA was $5,600,000 compared to a negative EBITDA of $1,320,000 for the same period the year before.

 As predicted in our last report, inventories increased during the last quarter in anticipation of heavier consumer products shipments. Capacity utilization has continued to improve in consumer products and piece dyed fabrics. The new organization is functioning as planned. Solid relationships are being formed with targeted major retailers and piece dyed customers.

 Customer service is benefiting from an improved scheduling organization and systems. Our goal is to be 100% on time with service second to none.

 In looking ahead, we expect increased sales volume in the consumer products area. Such an increased volume and better capacity utilization would continue the turnaround trend. The entire Thomaston team is working hard to return the Company to profitability. We believe that the recent organizational changes that the Company has implemented will continue to yield positive results that we hope will lead to a profitable fourth fiscal quarter.

 Sincerely,

 /s/ Neil H. Hightower
 --------------------
 Neil H. Hightower
 President and CEO

 January 25, 2000


                              THOMASTON MILLS, INC.
                               Post Office Box 311
                          THOMASTON, GEORGIA 30286-0004

                             THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                         13 WEEKS            13 WEEKS         26 WEEKS          27 WEEKS
                                                           ENDED              ENDED             ENDED             ENDED
                                                      JANUARY 1, 2000    JANUARY 2, 1999  JANUARY 1, 2000    JANUARY 2, 1999
                                                      ---------------    ---------------  ---------------    ---------------
Net sales..........................................     $   37,195         $   37,954        $   77,919           $81,024
Cost of sales......................................         33,586             38,509            69,817            80,206
                                                        ----------         ----------        ----------        ----------
     Gross profit (loss)...........................          3,609               (555)            8,102               818
Selling, general and administrative expenses.......          3,741              3,739             7,798             8,215
                                                        ----------         ----------        ----------        ----------
     Operating profit (loss).......................           (132)            (4,294)              304            (7,397)
Interest expense...................................          2,241              1,613             4,309             3,198
Amortization of credit agreement fees..............            100                  0               174                 0
Other income ......................................            289                315               405               459
                                                        ----------         ----------        ----------        ----------
Loss from continuing operations before income
  tax benefit......................................         (2,184)            (5,592)           (3,774)          (10,136)
Income tax benefit.................................              0             (3,304)                0            (5,751)
                                                        ----------         -----------       ----------        ----------
Loss from continuing operations....................         (2,184)            (2,288)           (3,774)           (4,385)
Loss from discontinued operations..................              0             (3,102)                0            (4,997)
                                                        ----------         -----------       ----------        ----------
Net loss...........................................     $   (2,184)        $   (5,390)       $   (3,774)       $   (9,382)
                                                        ==========         ==========        ==========        ==========
Weighted average number of shares..................      6,540,046          6,540,046         6,540,046         6,540,046
Basic and diluted loss per share:
  Continuing operations............................     $    (0.33)        $    (0.35)       $    (0.58)       $    (0.67)
  Discontinued operations..........................           0.00              (0.47)             0.00             (0.76)
                                                        ----------         ----------        ----------        ----------
Net loss per share.................................     $    (0.33)        $    (0.82)       $    (0.58)       $    (1.43)
                                                        ----------         ----------        ----------        ----------
Dividends paid per share...........................     $   0.0000         $   0.0000        $   0.0000        $   0.0375
                                                        ==========         ==========        ==========        ==========



                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                           JANUARY 1, 2000    JANUARY 2, 1999
                                                           ---------------    ---------------
ASSETS
Current assets
  Cash and cash equivalents ........................          $     293           $   2,412
  Accounts receivable less allowance of $724 in
    2000 and $761 in 1999 ..........................             25,350              30,198
  Inventories ......................................             37,324              50,943
  Other current assets .............................              1,096               6,478
                                                              ---------           ---------
           Total current assets ....................             64,063              90,031

Property, Plant and Equipment ......................            167,273             253,110
  Less allowance for depreciation ..................           (119,268)           (175,816)
                                                              ---------           ---------
                                                                 48,005              77,294
Assets held for sale ...............................              9,680                   0
Deferred income taxes ..............................              3,116                   0
Other assets .......................................              7,732              10,364
                                                              ---------           ---------
           Total assets ............................          $ 132,596           $ 177,689
                                                              =========           =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable .................................          $  12,490           $  14,943
  Accrued liabilities ..............................              9,092               6,977
  Current portion of capital lease obligations .....                398                 372
  Current portion of long-term debt ................              4,000               1,667
                                                              ---------           ---------
          Total current liabilities ................             25,980              23,959

Obligations under capital leases ...................                767               1,178
Long-term debt .....................................             62,116              68,033
Deferred income taxes ..............................                  0               4,907
Other liabilities ..................................              1,445               3,024
Shareholders' Equity ...............................             42,288              76,588
                                                              ---------           ---------
          Total liabilities and shareholders' equity          $ 132,596           $ 177,689
                                                              =========           =========

RECLASSIFICATIONS: CERTAIN RECLASSIFICATIONS WERE MADE TO THE 1999 CONSOLIDATED FINANCIAL STATEMENTS IN ORDER TO CONFORM TO THE 2000 PRESENTATION. FORWARD-LOOKING STATEMENTS: CERTAIN OF THE ABOVE STATEMENTS CONTAINED HEREIN CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, BUSINESS CONDITIONS, VOLATILITY OF COMMODITIES MARKETS, ABILITY TO CONTROL OPERATING COSTS, DEVELOPING SUCCESSFUL NEW PRODUCTS AND MAINTAINING EFFECTIVE PRICING AND PROMOTION OF ITS PRODUCTS.